Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Commercial Bancgroup, Inc. of our report dated March 26, 2025, except for the effects of the recapitalization and stock split described in Note 23 as to which the date is September 18, 2025, relating to the consolidated financial statements of Commercial Bancgroup, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ Mauldin & Jenkins, LLC
Chattanooga, Tennessee
September 22, 2025

200 W. MARTIN LUTHER KING BLVD, SUITE 1100 ● CHATTANOOGA, TENNESSEE 37402 ● 423-756-6133 ● FAX 423-756-2727 ● www.mjcpa.com

MEMBERS OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS